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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    ---------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (AMENDMENT NO. 2)(1)



                          NEW HORIZONS WORLDWIDE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  645 526 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

                                    ---------


       Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

             [ ]    Rule 13d-1(b)

             [ ]    Rule 13d-1(c)

             [X]    Rule 13d-1(d)

--------

     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO.   645526 10 4                  13G                   PAGE 2 OF 6 PAGES

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas J. Bresnan

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [ ]
                                                                   (b)  [ ]

         N/A

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3.       SEC USE ONLY


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4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

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        NUMBER OF           5.     SOLE VOTING POWER

          SHARES                   572,181
                            ----------------------------------------------------
       BENEFICIALLY         6.     SHARED VOTING POWER

         OWNED BY                  0
                            ----------------------------------------------------
           EACH             7.     SOLE DISPOSITIVE POWER

        REPORTING                  572,181
                            ----------------------------------------------------
       PERSON WITH          8.     SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         572,181

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10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [ ]
         N/A

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11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.3%

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12.      TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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ITEM 1(a).        NAME OF ISSUER:

                   New Horizons Worldwide, Inc.
                  --------------------------------------------------------------

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                   1900 S. State College Blvd., Suite 200, Anaheim, CA 92806
                  --------------------------------------------------------------

ITEM 2(a).        NAME OF PERSON FILING:

                   Thomas J. Bresnan
                  --------------------------------------------------------------

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                   Thomas J. Bresnan, 1900 S. State College Blvd., Suite 200, Anaheim, CA 92806
                  --------------------------------------------------------------

ITEM 2(c).        CITIZENSHIP:

                   United States
                  --------------------------------------------------------------

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                   Common Stock, $.01 par value
                  --------------------------------------------------------------

ITEM 2(e)         CUSIP NUMBER:

                   645526 10 4
                  --------------------------------------------------------------

ITEM 3: IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ]  Broker or dealer registered under Section 15 of the Exchange
                  Act;

         (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act;

         (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

         (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

         (e) [ ]  An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

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         (h) [ ]  A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4.           OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:

                    572,181
                  --------------------------------------------------------------
         (b)      Percent of class:

                    5.3%
                  --------------------------------------------------------------

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to
                           direct the vote                              572,181
                                                                     ----------

                  (ii)     Shared power to vote or to direct the vote         0
                                                                     ----------

                  (iii)    Sole power to dispose or to direct
                           the disposition of                           572,181
                                                                     ----------

                  (iv)     Shared power to dispose or to direct
                           the disposition of                                 0
                                                                     ----------



                           Instruction. For computations regarding securities
                  which represent a right to acquire an underlying security, see Rule 13d-3(d)(1).


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

         N/A

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ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         N/A

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         N/A

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

         N/A

ITEM 10.          CERTIFICATION.

         N/A


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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             February 12, 2002
                                      -----------------------------------
                                                     (Date)


                                        /s/ Thomas J. Bresnan
                                      ------------------------------------
                                                  (Signature)


                                             Thomas J. Bresnan
                                      ------------------------------------
                                                 (Name/Title)